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                                                                   Exhibit 10.12

                               SEVERANCE PAY PLAN
                          OF TROPICANA PRODUCTS, INC.
                            SUMMARY PLAN DESCRIPTION

                        (Effective as of June 18, 1998)

PURPOSE

The purpose of the Severance Pay Plan of Tropicana Products, Inc. ("Plan") is to provide benefits to employees whose employment is involuntarily terminated by the Company under certain qualifying conditions. The information below describes the Plan and the benefits it can provide.

This Plan supersedes any and all other severance plans, practices or policies, either formal or informal, either written or oral, that existed previously. Any other severance plan, practice or policy is hereby terminated.

EFFECTIVE DATE

This Plan shall be effective as of June 18, 1998 and shall remain in effect for a period of two years.

WHO IS ELIGIBLE

Only full time employees of Tropicana Products, Inc., or any designated U.S. subsidiary or affiliate (collectively "Tropicana"), who work in the United States and/or are paid from the United States payroll, may be eligible to receive severance pay from the Plan. If an employee is covered by a collective bargaining agreement, she/he is eligible only if the agreement specifically provides for that employee's participation in this Plan. Benefits are paid to eligible employees generally on a monthly basis if the employee meets the eligibility requirements set forth below.

ELIGIBLE TERMINATION

You are eligible for benefits under the Plan if:

     A. You have an eligible termination. An eligible termination means your employment with Tropicana ends involuntarily for one of the following reasons:

          i. your job is eliminated, or your location or plant is permanently and completely closed or relocated, and you do not refuse or otherwise fail to accept another comparable position with the Company, its parent, subsidiaries, or affiliates located within a reasonable commuting distance to your former position; or,

          ii. the sale, merger of all or part of the Company's business or assets, acquisition, or other form of corporate reorganization, and you are not offered a comparable position by the acquiring or resulting company; or,

          iii. you fail to consistently meet the minimum acceptable performance requirements for your job and where the Company believes in its sole discretion, that you are diligently attempting but are unable to satisfy all such performance requirements.

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          AND.


     B. You sign a Waiver and Release Agreement prepared by the Company within the designated time period.

INELIGIBLE TERMINATION
Severance pay is not paid if your employment ends because of any situation listed below including but not limited to:

          i.        Insubordination;
          ii.       Misconduct;
          iii.      Failure to correct inappropriate behavior;
          iv.       Misappropriation of Tropicana funds or property;
          v. Unreasonable neglect of or refusal to carry out your job duties;
          vi.       Resignation;
          vii.      Abandonment of job;
          viii.     Failure to return from an approved leave of absence;
          ix. Temporarily laid off or you initiate termination on a similar basis;
          x. Conviction of a felony, or commission of any act rising to the level of a crime;
          xi. Refusal of a position offered by an acquiring company following the sale, merger, acquisition, liquidation of all or part of the Company's business or assets or other form of corporate reorganization;
          xii. A transfer to another subsidiary or affiliate that is not part of Tropicana;
          xiii.     Death or disability;
          xiv.      Retirement; or
          xv.       Failure to satisfy the criteria in the preceding paragraphs
                    (A) and (B) above.

HOW MUCH THE PLAN PAYS

SERVICE
Severance benefits are based on service - which is defined as your last continuous period of employment with Tropicana (excluding unpaid leaves of absence of more than one year). A year of service is a period of twelve (12) continuous months of employment.

COMPENSATION
Compensation is your annual rate of base salary (which does not include overtime, commissions, bonuses, etc.) immediately before your employment ends due to an Eligible Termination. Monthly or weekly compensation is determined by dividing your annual rate of base salary by 12 or 52 respectively.

A year of service and compensation are defined the same way for both exempt and non-exempt employees.


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NON-EXEMPT EMPLOYEES
If you are a non-exempt employee (that is, eligible for overtime pay) with four continuous years of service or less when your employment ends due to an Eligible Termination, the Plan will pay you 12 weeks of compensation, payable in monthly installments.

If you have completed more than four continuous years of service when your employment ends due to an Eligible Termination, the Plan will pay you a benefit on a monthly basis, determined this way:

                         three weeks' compensation for
                           each full year of service

                                      plus

                          one week's compensation for
                 each four months of a partial year of service.

EXAMPLE (NON-EXEMPT EMPLOYEE)
You have five years and eight months of service when your employment ends due to an Eligible Termination. Your annual compensation is $15,000, or about $288 per week. Here's how your severance pay benefit is calculated:

                                   [TO COME]

Therefore, you are entitled to receive a total of $4,896 in severance pay, paid in monthly installments, provided you sign a Waiver and Release Agreement prepared by the Company within the designated time period.

THE MAXIMUM SEVERANCE BENEFIT A NON-EXEMPT EMPLOYEE CAN RECEIVE IS 18 MONTHLY PAYMENTS.

EXEMPT EMPLOYEES
If you are an exempt employee (that is, you are not eligible for overtime pay), and you have three continuous years of service or less when your employment ends due to an Eligible Termination, the Plan will pay you three months of compensation -- payable in monthly installments.

If you have more than three continuous years of service when your employment ends due to an Eligible Termination, the Plan will pay you a benefit on a monthly basis, calculated as shown here:

                          one month's compensation for

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                           each full year of service

                                      plus

                     one month's compensation for a partial
                    year of service of more than six months

                                       or

                      one-half month's compensation for a
                 partial year of service of six months or less.

EXAMPLE (EXEMPT EMPLOYEE)
You have five years and eight months of service when your employment ends due to an Eligible Termination. Your annual compensation is $24,000 or $2,000 per month. This is how your severance pay benefit is calculated:





                                   "TO COME"




Therefore, you are entitled to receive a total of $12,000 in severance pay, payable in monthly installments, provided you sign a Waiver and Release Agreement prepared by the Company within the designated time period.

THE MAXIMUM SEVERANCE BENEFIT AN EXEMPT EMPLOYEE CAN RECEIVE IS 24 MONTHLY PAYMENTS.


HOW PAYMENTS ARE MADE

Each monthly payment you receive generally will equal your monthly compensation at the time your employment ends due to an Eligible Termination. Your last severance payment will be the remaining amount of your severance. Remember, all monthly severance payments are subject to applicable tax withholdings and also may be reduced by any amounts which you owe Tropicana.

Severance payments are paid monthly. However, Tropicana may, at its discretion, pay your severance to you in a single payment. If this occurs, you will be treated as if you are receiving severance pay for three (3) months for purposes of determining how welfare benefits are affected.

If you are receiving severance pay and you are rehired by Tropicana, your severance payments will end as of the last day of the month you are reemployed. If you receive your severance in a single


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payment and you are rehired by Tropicana, you must repay Tropicana the amount of severance related to the months that would have remained at the time of your rehire had you benefit been paid in monthly installments.

If you are receiving severance pay and you become employed, Tropicana has the discretion to pay out your remaining severance pay in a single payment.

If you die while receiving severance pay, the remaining severance will be paid in a single payment to your beneficiary, as indicated on The Severance Pay Plan of Tropicana Products, Inc. Designation and Change of Beneficiary Form. If you have not completed a designation of beneficiary form, payment will be made to your estate.

HOW OTHER BENEFITS ARE AFFECTED

WELFARE PLANS
The medical, dental, vision, spending accounts, basic, supplemental and dependant life insurance, and EAP coverages that you were participating in on the last day of your active employment, will continue as long as you receive severance pay, subject to any changes made to these coverages. Your contribution obligation for these coverages also continues and may at the Company's discretion be deducted from your severance payments. All other benefits, including accidental death and dismemberment, short-term disability, and long-term disability will cease effective with the date your employment ends.

- If you receive severance in a single payment within the first three months of your severance period, the continued welfare benefits will remain in effect for a maximum of three (3) months following the date your active employment ends.

- If you receive severance in an single payment after the first three months of your severance period, your continued welfare benefits will cease at the end of the month in which you receive your severance in a single payment.

HOWEVER, IF YOU BECOME EMPLOYED OR SELF-EMPLOYED, THE WELFARE BENEFITS WILL END ON THE LAST DAY OF THE MONTH IN WHICH YOUR EMPLOYMENT OR SELF-EMPLOYMENT BEGINS. IT IS YOUR RESPONSIBILITY TO NOTIFY THE COMPANY IN THE EVENT YOU BECOME EMPLOYED OR SELF-EMPLOYED DURING THE SEVERANCE PERIOD.

After your severance pay is exhausted, you may be able to continue your medical and/or dental coverages at your own expense. Information regarding your continuation rights under COBRA will be mailed to your last known address.

TROPICANA RETIREMENT INCOME PLAN-(TRIP)
Severance pay is not considered eligible earnings for pension purposes under this defined benefit pension plan. In addition, pension service will stop accruing on the last day of the month in which your employment ends.

SEAGRAM RETIREMENT SAVINGS & INVESTMENT PLAN-401(k) PLAN



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While you are receiving severance pay, you may not make pretax or after tax contributions, receive company match, or take loans or inservice withdrawals. Any outstanding loans must be repaid in full in a single payment by certified or bank check within 90 days of your termination date. Otherwise, the outstanding loan balance will be considered a taxable plan distribution.

If your vested account balance is $5,000 or more (or at the time of any prior plan distribution was $5,000 or more), you may defer payment of your account balance until a future date. The latest you may defer payment is the April 1st following the calendar year in which you attain age 70 1/2.

If your vested account balance is less than $5,000 (or at the time of any prior plan distribution was less than $5,000), and you have not returned an Application for Payment requesting a rollover within 90 days of your termination, the plan requires that your vested account balance be distributed to you 90 days after your termination.

ASSIGNMENT OF BENEFITS
Your benefits under this Plan are solely for you (or your beneficiary). Generally, they cannot be assigned to anyone else.

SOURCE AND PAYMENT OF BENEFITS
The Company pays benefits under the Plan from its general assets. Benefits are paid in monthly installments. Benefits shall be offset by any amounts owed the Company, such as expense advances and the value of Company property which has not been returned, etc.

REVIEW OF DENIAL OF BENEFITS

     A.   PROCEDURE IF BENEFITS ARE DENIED UNDER THE PLAN

          Any participant in the Plan, beneficiary, or her/his duly authorized representative may file a claim for a Plan benefit to which she/he believes she/he is entitled. Such a claim must be in writing and delivered to the Plan Administrator, in person or by mail. Within ninety (90) days after receipt of such claim, the Plan Administrator will send to the claimant, by mail, notice of the granting or denying, in whole or in part, of such claim, unless special circumstances require an extension of time for processing the claim. In no event may the extension exceed ninety (90) days from the end of the initial period. If such extension is necessary, the claimant will be given a written notice to this effect prior to the expiration of the initial 90-day period. The Plan Administrator will have full discretion to deny or grant a claim in whole or in part.

     B.   REQUIREMENT FOR WRITTEN NOTICE OF CLAIM DENIAL

          The Plan Administrator will provide, to every claimant who is denied a claim for benefits, written notice setting forth in a manner calculated to be understood by the claimant: (a) the specific reason or reasons for the denial;
(b) specific reference to pertinent Plan provisions on which the denial is based; (c) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material is necessary; and (d) an explanation of the Plan's claim review procedure.

     C.   RIGHT TO REQUEST HEARING ON BENEFIT DENIAL

          Within sixty (60) days after the receipt by the claimant of written notification of the



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denial (in whole or in part) of her/his claim, the claimant or her/his duly authorized representative, upon written application to the Plan Administrator, in person or by certified mail, may request a review of such denial, may review pertinent documents, and may submit issues and comments in writing.

     D. DISPOSITION OF DISPUTED CLAIMS

          Upon receipt of notice of a request for review, the Plan Administrator will forward the written application to the Senior Vice President of Human Resources who will make a prompt decision on the review. The decision on review will be written in a manner calculated to be understood by the claimant and will include specific reasons for the decision and specific references to the pertinent Plan provisions on which the decision is based. The decision on review will be made not later than sixty (60) days after the Plan Administrator's receipt of a request for a review, unless special circumstances require an extension of time for processing, in which case a decision will be rendered not later than one hundred-twenty (120) days after receipt of a request for review. If an extension is necessary, the claimant will be given written notice of the extension prior to the expiration of the initial sixty
(60) day period.

RIGHTS UNDER ERISA

As participants in this Plan, you are entitled to certain rights and protection under the Employee Retirement Income Security Act of 1974 (ERISA). ERISA provides that all Plan participants shall be entitled to:

          a. Examine, free of charge, at the Plan Administrator's office, all Plan documents and copies of all documents filed by the Plan with the U.S. Department of Labor.

          b. Obtain copies of all Plan documents and other Plan information upon written request to the Plan Administrator. The Plan Administrator may make a reasonable charge for the copies.

          c. Receive a summary of the Plan's annual financial report. The Plan Administrator is required by law to furnish you with a copy of this Summary Annual Report.

In addition to creating rights for the Plan participants, ERISA imposes obligations upon the persons who are responsible for the operation of the Plan. The people who operate this Plan, called "fiduciaries" of the Plan, have a duty to do so prudently and in the interest of all Plan participants and beneficiaries.

No one, including the Company or any other person, may discriminate against any employee to prevent her/him from obtaining a benefit or exercising her/his rights under ERISA. If a claim for a benefit is denied in whole or in part, an employee must receive a written explanation of the reason for the denial. An employee also has the right to have the Plan Administrator review and reconsider any claim. Under ERISA, there are steps employees can take to enforce the above rights. For instance, if materials are requested from the Plan Administrator and are not received within 30 days, an employee may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay up to $100 a day until the materials are received, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If a claim for benefits under the Plan is denied or ignored, in whole or in part, an employee may file


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suit on that claim in a state or federal court.

If an employee is discriminated against for asserting his rights, she may seek assistance from the U.S. Department of Labor or may file suit in a federal court. The court will decide who should pay court costs and legal fees. If an employee is successful, the court may order the person who was sued to pay these costs and fees. If the employee loses, the court may order him to pay those costs and fees, for example, if it finds the claim to be frivolous.

An employee with any questions about the Plan, should contact the Company's Vice President of Compensation and Benefits. If any employee has any questions about this statement or about her/his rights under ERISA, she/he should contact the nearest Area Office of the Labor-Management Services Administration, U.S. Department of Labor.

GENERAL INFORMATION

PLAN SPONSOR
The Plan is sponsored by Tropicana Products, Inc., 1001 13th Avenue East, Bradenton, Florida 34208, (941-747-4461). The employer identification number is 13-3346705.

PLAN ADMINISTRATOR
The Company's Vice President of Compensation and Benefits is the Plan Administrator. The Plan Administrator makes the rules and regulations necessary to administer the Plan. The Plan Administrator shall have the full discretionary authority and responsibility to determine eligibility for benefits and the amount of such benefits, and to construe the terms of this Plan. The determinations and constructions of the Plan Administrator shall be final and binding, unless found by a court with competent jurisdiction to be arbitrary and capricious. You may write or call the Plan Administrator at the Plan sponsor's address or telephone number.

TYPE OF PLAN
The Plan is a severance benefits plan and it's plan number is: 504.

AGENT FOR LEGAL PROCESS
The General Counsel of Tropicana Products, Inc. is the agent for service of legal process. Any service of process is made on the General Counsel at the Office of the General Counsel, Tropicana Products, Inc., 1001 13th Avenue East, Bradenton, Florida 34208. Service of process may also be made on the Plan Administrator at the Plan sponsor's address.

PLAN YEAR
The records of the Plan are kept on a calendar year.

FUTURE OF THE PLAN
Following the initial term of this Plan (2 years), the Board of Directors of the Company may, at any time or from time to time, amend the Plan in such respect as the Board of Directors may deem appropriate.

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SUCCESSORS AND ASSIGNS

Except as otherwise provided herein, this Plan shall be binding upon and shall inure to the benefit of and be enforceable by the Company and the Employee and their respective heirs, legal representatives, successors and assigns. If the Company shall be merged into or consolidated with another entity, the provisions of this Plan shall be binding upon and inure to the benefit of the entity surviving such merger or resulting from such consolidation. The Company will require any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and agree to perform the Company's obligations under this Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. The provisions of this Section shall continue to apply to each subsequent employer of the Employee hereunder in the event of any subsequent merger, consolidation or transfer of assets of such subsequent employer.

PLAN DOCUMENT

This Summary Plan Description provides all the features of the Severance Pay Plan of Tropicana Products, Inc. This document functions as the Plan Document as well and governs the provisions, operation and payment of all benefits under the Plan.


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